As filed with the Securities and Exchange Commission on June 3, 2011

Registration No. 333-171404

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_________________________

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-043-9758
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________________

John C. Wobensmith
Chief Financial Officer
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________

Copies To:

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Thomas E. Molner, Esq.
(212) 715-9100

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

_________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security (1)(2)(3)(4)	Proposed Maximum Aggregate Offering Price(1)(3)(4)	Amount of Registration Fee (1)
Debt Securities (5)
Common Stock, par value $.01 per share (6)
Preferred Stock (7)
Rights (8)
Warrants (9)
Units (10)
Depositary Shares (11)
Purchase Contracts (12)
Total			$500,000,000	$35,650*

*	Previously paid.

(1)
Pursuant to General Instruction II.D of Form S-3, the amount to be registered, proposed maximum offering price per security, proposed maximum aggregate offering price and amount of registration fee have been omitted for each class of securities registered hereby.

(2)
The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3)
The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) and reflects the maximum offering price of securities that may be issued, rather than the principal amount of any debt securities that may be issued at a discount.

(4)	Excluding accrued interest, distributions and dividends, if any.
(5)
An indeterminate number of debt securities are covered by this registration statement.  Debt securities may be issued (a) separately, (b) upon exercise of warrants, rights or units to purchase debt securities that are registered hereby, (c) upon conversion of securities that are registered hereby or (d) pursuant to purchase contracts that are registered hereby.

(6)
An indeterminate number of shares of common stock are covered by this registration statement. Common stock may be issued (a) separately, (b) upon the exercise of warrants, rights or units to purchase common stock that are registered hereby, (c) upon conversion of securities that are registered hereby or (d) pursuant to purchase contracts that are registered hereby.  Shares of common stock issued upon conversion of securities will be issued without the payment of additional consideration.  Each share of common stock includes one preferred stock purchase right pursuant to our shareholder rights plan.  No separate consideration is payable for the preferred stock purchase rights.

(7)
An indeterminate number of shares of preferred stock are covered by this registration statement.  Preferred stock may be issued (a) separately, (b) upon exercise of warrants, rights or units to purchase preferred stock that are registered hereby, (c) upon conversion of securities that are registered hereby or (d) pursuant to purchase contracts that are registered hereby.

(8)	An indeterminate number of rights, representing rights to purchase any other securities registered hereby, are covered by this registration statement.
(9)
An indeterminate number of warrants, representing rights to purchase debt securities, common stock, preferred stock, units or depositary shares (as shall be designated by the registrant at the time of the offering), each of which is registered hereby, are covered by this registration statement.

(10)	An indeterminate number of units that may consist of any combination of other securities registered hereby are covered by this registration statement.

(11)
An indeterminate number of depositary shares, representing a fractional share or multiple shares of our preferred stock, such preferred stock being registered hereby, are covered by this registration statement.  Depositary shares may be issued (a) separately, (b) upon exercise of warrants, rights or units to purchase depositary shares that are registered hereby, (c) upon conversion of securities that are registered hereby or (d) pursuant to purchase contracts that are registered hereby.  Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt.

(12)	An indeterminate number of purchase contracts for the purchase and sale of securities are covered by this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-3 (Registration No. 333-171404) is being filed solely for the purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement, as set forth below in Item 16 of Part II. This Amendment No. 2 to the Registration Statement does not modify, amend or delete any part of the prospectus that forms a part of the Registration Statement and, accordingly, such prospectus has not been included herein.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (other than underwriting compensation), all of which will be paid by us, to be incurred in connection with the registration and sale of the securities:

Item	Amount
Securities and Exchange Commission Registration Fee	$35,650
Legal Fees and Expenses	$102,000
Printing and Related Expenses	$2,000
Accounting Fees and Expenses	$7,500
Total	$147,150

Item 15.  Indemnification of Directors and Officers

Our amended and restated by-laws generally provide that every director and officer of our company shall be indemnified out of our funds to the extent provided by Section 60 of the BCA.  The articles of incorporation of each of our ship-owning subsidiaries, which are incorporated in the Marshall Islands and therefore subject to the BCA, provide that the subsidiaries will indemnify each of their present and former directors and officers against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding to be liable for negligence or misconduct in performance of duty.  Section 60 of the BCA provides that Marshall Islands corporations may indemnify any of their directors or officers who are or are threatened to be a party to any legal action resulting from fulfilling their duties to the corporation, including serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust, or other enterprise (such as a subsidiary) against reasonable expenses, judgments and fees (including attorneys’ fees) incurred in connection with the legal action if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, will not create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.  However, no indemnification will be permitted in cases where it is determined that the director or officer was liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which the legal action was brought determines that the person is fairly and reasonably entitled to indemnity, and then only for the expenses that the court deems proper.  A corporation is permitted to advance payment for expenses occurred in defense of an action if its board of directors decides to do so.

Genco Ship Management LLC (“GSM”), our management subsidiary, is a limited liability company organized under the laws of the State of Delaware.  Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any manager or member or other person from and against any and all claims and demands whatsoever.  Section 18-303 of the Delaware LLC Act provides generally that the debts, obligations and liabilities of a limited liability company shall be solely the debts, obligations and liabilities of the company, and no member or manager of the company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the company, unless such member or manager agrees under a limited liability company agreement or other agreement to be personally liable for any or all of the debts, obligations and liabilities of the company.  GSM’s operating agreement provides that GSM shall indemnify and hold harmless each manager and each officer of GSM from and against all costs, losses, liabilities, and damages paid or incurred by such manager or officer in connection with the business affairs of GSM except where such costs, losses, liabilities, and damages are attributable to the willful misconduct or gross negligence of such manager or officer.

Genco Investments LLC (“Genco Investments”), our investment subsidiary, is a limited liability company organized under the laws of the Republic of the Marshall Islands.  Section 8 of the Limited Liability Company Act of the Republic of the Marshall Islands (the “RMI LLC Act”) provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any manager or member or other person from and against any and all claims and demands whatsoever.  Section 20 of the RMI LLC Act provides generally that the debts, obligations and liabilities of a limited liability company shall be solely the debts, obligations and liabilities of the company, and no member or manager of the company shall be obligated personally for any such debt, obligation or liability solely by reason of being a member or acting as a manager of the company, unless such member or manager agrees under a limited liability company agreement or other agreement to be personally liable for any or all of the debts, obligations and liabilities of the company.  Genco Investments’ operating agreement provides that Genco Investments shall indemnify and hold harmless each officer of Genco Investments from and against all claims, costs, losses, liabilities, and damages paid or incurred by such officer in connection with the business affairs of Genco Investments except where such claims, costs, losses, liabilities, and damages are attributable to the willful misconduct or gross negligence of such officer.

In addition, Marshall Islands corporations may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against him and incurred by him in his capacity as a director or officer whether or not the corporation would have the power to indemnify him against such liability under the provisions of the BCA.  Similarly, Delaware and Marshall Islands limited liability companies may purchase and maintain insurance on behalf of managers, officers and other persons against any liability which may be asserted against, or expense which may be incurred by, any such persons in connection with activities of such limited liability companies.  We currently have liability insurance to provide our directors, officers and managers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

It is currently unclear as a matter of law what impact these provisions will have regarding securities law violations.  The Commission takes the position that indemnification of directors, officers and controlling persons against liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 16. Exhibits

1.1	Form(s) of Underwriting Agreement with respect to Debt Securities.*

1.2	Form of Underwriting Agreement with respect to Preferred Stock.*

1.3	Form of Underwriting Agreement with respect to Common Stock.*

4.1	Form of Indenture.**

4.2	Form(s) of Debt Securities.*

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S−1 (Amendment No. 3) (No. 333−124718) filed on July 18, 2005).

4.4	Form of Shareholders’ Rights Agreement (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S−1 (Amendment No. 3) (No. 333−124718) filed on July 18, 2005).

4.5	Certificate of Designation of Preferred Stock.*

4.6	Form of Preferred Stock Certificate.*

4.7	Form of Warrant Agreement (including form of warrant).*

4.8	Form of Unit Agreement (including form of unit certificate).*
4.9
Amended and Restated Articles of Incorporation of Genco Shipping & Trading Limited (the “Company”) as adopted on July 5, 2005 (incorporated by reference to Exhibit 3.1 to registrant’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-124718) filed on July 6, 2005).

4.10	Form of Deposit Agreement*

4.11	Form of Depositary Receipt*
4.12	Form of Purchase Contract (including form of related security certificate)*
4.13	Amended and Restated By-laws of the Company as adopted April 4, 2006 (incorporated by reference to Exhibit 3.2 to registrant’s report on Form 8-K dated April 4, 2006 (File No. 000-5142).

4.14
Articles of Amendment of Articles of Incorporation of the Company as adopted July 21, 2005 (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-1 (Amendment No. 6) (No. 333-124718) filed on July 21, 2005).

4.15
Articles of Amendment of Articles of Incorporation of the Company as adopted May 18, 2006 (incorporated by reference to Exhibit 3.1 to the registrant’s report on Form 8-K dated May 18, 2006 (File No. 000-5142).

5.1	Opinion of Reeder & Simpson P.C., Marshall Islands counsel to Genco, as to the legality of securities being registered.

5.2	Opinion of Kramer Levin Naftalis & Frankel LLP, U.S. counsel to Genco, as to the legality of securities being registered.

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Reeder & Simpson P.C. (included as part of Exhibit 5.1).

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included as part of Exhibit 5.2).

23.3	Consent of Deloitte & Touche LLP.**

24.1	Power of attorney (included on signature page).**

25.1	Statement of Eligibility of Trustee on Form T-1.**
 _______________________
*
To be filed, if necessary, by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities registered hereunder.

**	Previously filed.

Item 17.  Undertakings

(a)        The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)         Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      If any securities registered under this registration statement are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, the undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof.  If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(e)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)      The undersigned registrant hereby undertakes that:

(1)      For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was deemed effective.

(2)      For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 3, 2011.

GENCO SHIPPING & TRADING LIMITED

By: /s/ John C. Wobensmith
John C. Wobensmith, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Peter C. Georgiopoulos* Peter C. Georgiopoulos	Chairman of the Board and Director	June 3, 2011
/s/ Robert Gerald Buchanan* Robert Gerald Buchanan	President (Principal Executive Officer)	June 3, 2011
/s/ John C. Wobensmith John C. Wobensmith	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 3, 2011
/s/ Stephen A. Kaplan* Stephen A. Kaplan	Director	June 3, 2011
/s/ Nathaniel C.A. Kramer* Nathaniel C.A. Kramer	Director	June 3, 2011
/s/ Harry A. Perrin* Harry A. Perrin	Director	June 3, 2011
/s/ Mark F. Polzin* Mark F. Polzin	Director	June 3, 2011
/s/ Robert C. North* Rear Admiral Robert C. North USCG (ret.)	Director	June 3, 2011
/s/ Basil G. Mavroleon* Basil G. Mavroleon	Director	June 3, 2011

* Pursuant to powers of attorney executed by each of the above-named officers and directors and previously filed with the Securities and Exchange Commission.

By: /s/ John C. Wobensmith
   John C. Wobensmith, attorney-in-fact

EXHIBIT INDEX

1.1	Form(s) of Underwriting Agreement with respect to Debt Securities.*

1.2	Form of Underwriting Agreement with respect to Preferred Stock.*

1.3	Form of Underwriting Agreement with respect to Common Stock.*

4.1	Form of Indenture.**

4.2	Form(s) of Debt Securities.*

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S−1 (Amendment No. 3) (No. 333−124718) filed on July 18, 2005).

4.4	Form of Shareholders’ Rights Agreement (incorporated by reference to Exhibit 4.2 to the registrant’s Registration Statement on Form S−1 (Amendment No. 3) (No. 333−124718) filed on July 18, 2005).

4.5	Certificate of Designation of Preferred Stock.*

4.6	Form of Preferred Stock Certificate.*

4.7	Form of Warrant Agreement (including form of warrant).*

4.8	Form of Unit Agreement (including form of unit certificate).*
4.9
Amended and Restated Articles of Incorporation of Genco Shipping & Trading Limited (the “Company”) as adopted on July 5, 2005 (incorporated by reference to Exhibit 3.1 to registrant’s Registration Statement on Form S-1 (Amendment No. 2) (No. 333-124718) filed on July 6, 2005).

4.10	Form of Deposit Agreement*
4.11	Form of Depositary Receipt*
4.12	Form of Purchase Contract (including form of related security certificate)*
4.13	Amended and Restated By-laws of the Company as adopted April 4, 2006 (incorporated by reference to Exhibit 3.2 to registrant’s report on Form 8-K dated April 4, 2006 (File No. 000-5142).

4.14
Articles of Amendment of Articles of Incorporation of the Company as adopted July 21, 2005 (incorporated by reference to Exhibit 3.3 to the registrant’s Registration Statement on Form S-1 (Amendment No. 6) (No. 333-124718) filed on July 21, 2005).

4.15
Articles of Amendment of Articles of Incorporation of the Company as adopted May 18, 2006 (incorporated by reference to Exhibit 3.1 to the registrant’s report on Form 8-K dated May 18, 2006 (File No. 000-5142).

5.1	Opinion of Reeder & Simpson P.C., Marshall Islands counsel to Genco, as to the legality of securities being registered.

5.2	Opinion of Kramer Levin Naftalis & Frankel LLP, U.S. counsel to Genco, as to the legality of securities being registered.

12.1	Computation of Ratio of Earnings to Fixed Charges.**

23.1	Consent of Reeder & Simpson P.C. (included as part of Exhibit 5.1).

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included as part of Exhibit 5.2).

23.3	Consent of Deloitte & Touche LLP.**

24.1	Power of attorney (included on signature page).**

25.1	Statement of Eligibility of Trustee on Form T-1.**
 _______________________
*
To be filed, if necessary, by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities registered hereunder.

**	Previously filed.